Exhibit 10.1

Tatum, LLC

Interim Executive Services Agreement

November 6, 2006

Mr. Abe Reichental, CEO
3D Systems Corporation
333 Three D Systems Circle
Rock Hill, SC 29730

Dear Mr. Reichental:

Tatum, LLC (“Tatum”) understands that 3D Systems Corporation (“the Company”) desires to engage a partner of Tatum to serve as your special assistant with respect to accounting and reporting matters.  This Interim Executive Services Agreement sets forth the conditions under which such services will be provided.

Services; Fees

Tatum will make available to the Company Jerry Pribanic (the “Tatum Partner”).  It is also understood that the Tatum Partner may be designated chief financial officer of the Company at an appropriate point in the future, and in that case he would agree to perform all of the responsibilities of that office.  The Tatum Partner will become an employee and, if applicable, a duly elected or appointed officer of the Company subject to the supervision and direction of the CEO of the Company.  Tatum will have no control or supervision over the Tatum Partner.

The Company will pay the Tatum Partner directly a salary of $26,800 a month (“Salary”).  The Company will pay the Tatum Partner a cash bonus of $7,200 per month during the term of this agreement, with the goals that will warrant such bonus to be agreed upon by Tatum and the Company by November 30, 2006.  The bonus will be paid at the completion of the engagement based on the achievement of such goals.

In addition, the Company will pay directly to Tatum a fee of $6,700 a month (“Fees”) as partial compensation for resources provided.  The Company will pay Tatum a cash bonus of $1,800 per month during the term of this agreement.  The bonus will be paid at the same time and on the same basis as the bonus paid to the Tatum Partner.

The Company will have no obligation to provide the Tatum Partner any health or major medical benefits, stock or, except as provided above, bonus payments.  In lieu of the Tatum Partner participating in the Company-sponsored employee medical insurance benefit plan, the Tatum Partner will remain on his current medical plan.

As an employee, the Tatum Partner will be eligible for any Company employee retirement and/or 401(k) plan and for vacation and holidays consistent with the Company’s policy as it applies to senior management, and, except as otherwise provided by law, the Tatum Partner will be exempt from any delay periods otherwise required for eligibility.

Payments; Deposit

Payments to Tatum should be made by direct deposit through the Company’s payroll, or by an automated clearing house (“ACH”) payment at the same time as payments are made to the Employee.  If such payment method is not available and payments are made by check, Tatum will issue invoices to the Company, and the Company agrees to pay such invoices no later than ten (10) days after receipt of invoices.

The Company will reimburse the Tatum Partner directly for out-of-pocket expenses incurred by the Tatum Partner in providing services hereunder to the same extent that the Company is responsible for such expenses of senior managers of the Company and such expenses comply with and are approved in accordance with the Company’s travel and entertainment expense policies as in effect from time to time.

Company agrees to pay Tatum and to maintain a security deposit of $7,000 for the Company’s future payment obligations to both Tatum and the Tatum Partner under this agreement (the “Deposit”).  If the Company breaches this agreement and fails to cure such breach as provided in this agreement, Tatum will be entitled to apply the Deposit to its damages resulting from such breach.  Upon termination or expiration of this agreement, Tatum will return to the Company the balance of the Deposit remaining after application of any amounts to unfulfilled payment obligations of the Company to Tatum or the Tatum Partner as provided for in this agreement.

Converting Interim to Permanent

The Company will have the opportunity to make the Tatum Partner a permanent member of Company management at any time during the term of this agreement by entering into another form of Tatum agreement, the terms of which will be negotiated at such time.

Hiring Tatum Partner Outside of Agreement

During the twelve (12)-month period following termination or expiration of this agreement, other than in connection with another Tatum Agreement, the Company will not employ the Tatum Partner, or engage the Tatum Partner as an independent contractor, to render services of substantially the same nature as those to be performed by the Tatum Partner as contemplated by this agreement.  The parties recognize and agree that a breach by the Company of this provision would result in the loss to Tatum of the Tatum Partner’s valuable expertise and revenue potential and that such injury will be impossible or very difficult to ascertain.  Therefore, in the event this provision is breached, Tatum will be entitled to receive as its exclusive remedy for such breach liquidated damages in an amount equal to forty-five percent (45%) of the Tatum Partner’s Annualized Compensation (as defined below), which amount the parties agree (a) is reasonably related and proportionate to the probable loss to Tatum in respect of such breach and (b) is not intended, nor shall either of the parties assert should be construed, as a penalty.  Solely in the event that the Company asserts a defense of non-enforceability of such liquidated damages or a court of competent jurisdiction determines that the foregoing liquidated damages provision is unenforceable as a result of a claim by the Company, Tatum shall be entitled to sue for any actual damages that it shall incur as a result of the Company’s breach of the first sentence of this paragraph.  In the event of the Company’s breach of such obligation, the amount of the foregoing liquidated damages will be due and payable to Tatum upon written demand to the Company.  For the purposes of this paragraph, “Annualized Compensation” will mean monthly Salary (as defined above) multiplied by twelve (12), plus the maximum amount of any bonus for which the Tatum Partner was eligible with respect to the then current bonus year.

Term & Termination

Effective upon thirty (30) days’ advance written notice, either party may terminate this agreement, such termination to be effective on the date specified in the notice, provided that such date is no earlier than thirty (30) days after the date of delivery of the notice. Tatum will continue to render services and will be paid during such notice period.

Tatum retains the right to terminate this agreement immediately if (1) the Company is engaged in or asks the Tatum Partner to engage in or to ignore any illegal or unethical activity, (2) the Tatum Partner dies or becomes disabled, (3) the Tatum Partner ceases to be a partner of Tatum for any other reason, or (4) upon written notice by Tatum of non-payment by the Company of amounts due under this agreement. For purposes of this agreement, disability will be as defined by the applicable policy of disability insurance or, in the absence of such insurance, by Tatum’s management acting in good faith.

In the event that either party commits a breach of this agreement, other than for reasons described in the above paragraph, and fails to cure the same within seven (7) days following delivery by the non-breaching party of written notice specifying the nature of the breach, the non-breaching party will have the right to terminate this agreement immediately effective upon written notice of such termination.

Insurance

In the event that the Tatum Partner is named an officer of the Company, the Company will name Tatum or the Tatum Partner as additional named insureds under the Company’s directors’ and officers’ insurance at no additional cost to the Tatum Partner, and the Company will maintain such insurance at all times while this agreement remains in effect.

Disclaimers, Limitations of Liability & Indemnity

Tatum assumes no responsibility or liability under this agreement other than to render the services called for hereunder and will not be responsible for any action taken by the Company in following or declining to follow any of Tatum’s advice or recommendations. Tatum represents to the Company that Tatum has conducted its standard screening and investigation procedures with respect to the Tatum Partner becoming a partner in Tatum, and the results of the same were satisfactory to Tatum. Tatum disclaims all other warranties, either express or implied. Without limiting the foregoing, Tatum makes no representation or warranty as to the accuracy or reliability of reports, projections, forecasts, or any other information derived from use of Tatum’s resources, and Tatum will not be liable for any claims of reliance on such reports, projections, forecasts, or information. Tatum will not be liable for any non-compliance of reports, projections, forecasts, or information or services with federal, state, or local laws or regulations. Such reports, projections, forecasts, or information or services are for the sole benefit of the Company and not any unnamed third parties.

In the event that any partner of Tatum (including without limitation the Tatum Partner to the extent not otherwise entitled in is or her capacity as an officer of the Company) is subpoenaed or otherwise required to appear as a witness or Tatum or such partner is required to provide evidence, in either case in connection with any action, suit, or other proceeding initiated by a third party or by the Company against a third party, then the Company shall reimburse Tatum for the costs and expenses (including reasonable attorneys’ fees) actually incurred by Tatum or such partner and provide Tatum with compensation at Tatum’s customary rate for the time incurred; provided that, notwithstanding any other provision of this Agreement, such reimbursements and compensation shall in all respects be subject to the provisions of Section 145(e) of the Delaware General Corporation Law relating to the advancement of expenses.

The Company agrees that, with respect to any claims the Company may assert against Tatum in connection with this agreement or the relationship arising hereunder, Tatum’s total liability will not exceed two (2) months of Fees.

As a condition for recovery of any liability, the Company must assert any claim against Tatum within three (3) months after discovery or sixty (60) days after the termination or expiration of this agreement, whichever is earlier.

Tatum will not be liable in any event for incidental, consequential, punitive, or special damages, including without limitation, any interruption of business or loss of business, profit, or goodwill.

Arbitration

If the parties are unable to resolve any dispute arising out of or in connection with this agreement, either party may refer the dispute to binding arbitration by a single arbitrator selected by the parties according to the rules of the American Arbitration Association (“AAA”), and the decision of the arbitrator will be final and binding on both parties. Such arbitration will be conducted by the Atlanta, Georgia, office of the AAA. In the event that the parties fail to agree on the selection of the arbitrator within thirty (30) days after either party’s request for arbitration under this paragraph, the arbitrator will be chosen by AAA. The arbitrator may in his discretion order documentary discovery but shall not allow depositions without a showing of compelling need. The arbitrator will render his decision within ninety (90) days after the call for arbitration. The arbitrator will have no authority to award punitive damages. Judgment on the award of the arbitrator may be entered in and enforced by any court of competent jurisdiction. The arbitrator will have no authority to award damages in excess or in contravention of this agreement and may not amend or disregard any provision of this agreement, including this paragraph. Notwithstanding the foregoing, either party may seek appropriate injunctive relief from a court of competent jurisdiction, or either party may seek injunctive relief in any court of competent jurisdiction.

Miscellaneous

Tatum will be entitled to receive all reasonable costs and expenses incidental to the collection of overdue amounts under this Resources Agreement, including but not limited to attorney’s fees actually incurred.

The Company agree to allow Tatum to use the Company’s logo and name on Tatum’s website and other marketing materials for the sole purpose of identifying the Company as a client of Tatum. Tatum will not use the Company’s logo or name in any press release or general circulation advertisement without the Company’s prior written consent.

Neither the Company nor Tatum will be deemed to have waived any rights or remedies accruing under this agreement unless such waiver is in writing and signed by the party electing to waive the right or remedy. This agreement binds and benefits the respective successors of Tatum and the Company.

Neither party will be liable for any delay or failure perform this agreement (other than with respect to payment obligations) to the extent such delay or failure is a result of an act of God, war, earthquake, civil disobedience, court order, labor dispute, or other cause beyond such party’s reasonable control.

The provisions concerning payment of compensation and reimbursement of costs and expenses, limitation of liability, directors’ and officers’ insurance, and arbitration will survive the expiration or any termination of this agreement.

This agreement will be governed by and construed in all respects in accordance with the laws of the State of Georgia, without giving effect to conflicts-of-laws principles.

The terms of this agreement are severable and may not be amended except in writing signed by the party to be bound. If any portion of this agreement is found to be unenforceable, the rest of the agreement will be enforceable except to the extent that the severed provision deprives either party of a substantial benefit of its bargain.

Nothing in this agreement shall confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns and the Tatum Partner.

Each person signing below is authorized to sign on behalf of the party indicated, and in each case such signature is the only one necessary.

Bank Lockbox Mailing Address for Deposit and Fees:

Tatum, LLC
P.O. Box 403291
Atlanta, GA 30384-3291

Electronic Payment Instructions for Deposit and Fees:

Bank Name: Bank of America
Branch: Atlanta
Routing Number:	For ACH Payments: 061 000 052
For Wires: 026 0009 593
Account Name: Tatum, LLC
Account Number: 003 279 247 763
Please reference 3D Systems Corporation in the body of the wire.

Please sign below and return a signed copy of this letter to indicate the Company’s agreement with its terms and conditions.

We look forward to serving you.

Sincerely yours,

TATUM, LLC	Acknowledged and agreed by:

/s/ E. Bishop Leatherbury
Signature	3D SYSTEMS CORPORATION

E. Bishop Leatherbury	/s/ Abe Reichental
Area Managing Partner for TATUM, LLC	Signature

Abe Reichental
CEO

November 3, 2006
(Date)